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Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-114054 of First Horizon Pharmaceutical Corporation and subsidiaries (the "Company") on Form S-3 of our reports dated March 1, 2004, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002 appearing in the Annual Report on Form 10-K of First Horizon Pharmaceutical Corporation for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
May 26, 2004

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INDEPENDENT AUDITORS' CONSENT